Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3ASR (No. 333-235711) pertaining to an automatic shelf registration statement; and

(2)	Registration Statements on Form S-8 (Nos. 333-143462, 333-143652, 333-153228, 333-160100, 333-176324, 333-206311, and 333-219824) pertaining to the 2006 Equity Incentive Plan.

of our reports dated March 16, 2020, with respect to the consolidated financial statements and schedule of RadNet, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Los Angeles, California
March 16, 2020